UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 3, 2015

POWIN CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-54015	87-0455378
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification

20550 SW 115th Ave. Tualatin, OR 97062
(Address of principal executive offices)
(Zip Code)

Registrant's telephone number, including area code:   (503) 598-6659

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-            Registrant’s Business and Operations

Item 1.01             Entry into Material Definitive Agreement

On December 1, 2015, Powin Corporation (“Powin Corp.”) and its subsidiary, Powin Energy Corporation (“Powin Energy”), entered into an Agreement and Plan of Merger and Liquidation (“Merger Agreement”).

The Merger Agreement provides that, subject to its terms and conditions, Powin Energy will be merged with and into Powin Corp. (“Merger”) with Powin Corp. continuing as the surviving corporation. The name of Powin Corp. will be changed to Powin Energy Corporation. Upon the effective time of the Merger,  each share of Powin Energy common stock will be converted into the right to receive 1,640.78068 shares Powin Corp. common stock (“Powin Shares”) for a total of 3,516,193 Powin Shares representing 17.648% of the fully diluted Powin Shares.

The Merger is subject to approval by the shareholders of Powin Corp. and the other closing conditions of the Merger Agreement. The Merger Agreement has been approved by the board of directors of Powin Corp. and Powin Energy. Powin Corp.’s board of directors has recommended that its shareholders adopt the Merger Agreement. To that end, Powin Corp. will  file an Information Statement with the Securities and Exchange Commission under Regulation 14C. The Merger will not become effective until 21 days after the Information Statement has been mailed to all shareholders of Powin Corp.

The description of the Merger Agreement contained in this Report is not intended to be complete and is qualified by reference to the entire Merger Agreement which is filed as Exhibit 2.1 hereto and is incorporated into this report by reference.

Section 9-            Financial Statements and Exhibits

 Item    9.01         Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Liquidation dated December 1, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWIN CORPORATION

Dated: December 8, 2015	By:	/s/ Joseph Lu
Chief Executive Officer